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      IN BOSTON.                   SULLIVAN & WORCESTER LLP                IN NEW YORK CITY
ONE POST OFFICE SQUARE                1866 K STREET, N.W.                   565 FIFTH AVENUE
BOSTON, MASSACHUSETTS 02109          WASHINGTON, D.C. 20006              NEW YORK, NEW YORK 10017
   (617) 338-2800                        (202) 775-1200                      (212) 660-3000
 FAX NO. 617-338-2880                 FAX NO. 202-293-2275                FAX NO. 212-660-3001
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                                                              November 19, 2003


Profit Value Fund
8720 Georgia Avenue, Suite 808
Silver Spring, Maryland 20910

The Kenwood Growth & Income Fund
10 S. LaSalle Street, Suite 3610
Chicago, Illinois 60603

     Re: Acquisition of Assets of The Kenwood Growth & Income Fund
         ---------------------------------------------------------

Ladies and Gentlemen:

     You  have  asked  for  our  opinion  as  to  certain   Federal  income  tax
consequences of the transaction described below.

                           Parties to the Transaction
                           --------------------------

     The Kenwood Growth & Income Fund ("Target Fund") is a series of The Kenwood Funds ("Target Trust"), a Delaware statutory trust.

     Profit Value Fund ("Acquiring Fund") is a series of Profit Funds Investment Trust ("Acquiring Trust"), a Massachusetts business trust.

                       Description of Proposed Transaction
                       -----------------------------------

     In the proposed transaction (the "Reorganization"), Acquiring Fund will acquire all of the assets of Target Fund in exchange for shares of Acquiring Fund of equivalent value and the assumption of the identified liabilities of Target Fund. Target Fund will then liquidate and distribute all of the Acquiring Fund shares which it holds to its shareholders pro rata in proportion to their shareholdings in Target Fund, in complete redemption of all outstanding shares of Target Fund, and promptly thereafter will proceed to dissolve.

Profit Value Fund
The Kenwood Growth & Income Fund
November 19, 2003
Page 2


                         Scope of Review and Assumptions
                         -------------------------------

     In rendering our opinion, we have reviewed and relied upon the Agreement and Plan of Reorganization between Acquiring Trust with respect to Acquiring Fund and Target Trust with respect to Target Fund to be dated as of November 21, 2003 (the "Reorganization Agreement") and on the prospectus/proxy statement to be dated on or about November 20, 2003 and submitted to the Securities and Exchange Commission on or about November 20, 2003, which describes the proposed transactions, and on the information provided in such prospectus/proxy statement. We have relied, without independent verification, upon the factual statements made therein, and assume that there will be no change in material facts disclosed therein between the date of this letter and the date of the closing of the transaction. We further assume that the transaction will be carried out in accordance with the Reorganization Agreement.

                                 Representations
                                 ---------------

     Written representations, copies of which are attached hereto, have been made to us by the appropriate officers of Target Fund and Acquiring Fund, and we have without independent verification relied upon such representations in rendering our opinions.

                                    Opinions
                                    --------

     Based on and subject to the foregoing, and our examination of the legal authority we have deemed to be relevant, we have the following opinions:

     1. The transfer of all of the assets of Target Fund in exchange for shares of Acquiring Fund and assumption by Acquiring Fund of the identified liabilities of Target Fund followed by the distribution of said Acquiring Fund shares pro rata to the shareholders of Target Fund in liquidation of Target Fund will constitute a "reorganization" within the meaning of ss. 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"), and Acquiring Fund and Target Fund will each be "a party to a reorganization" within the meaning of ss. 368(b) of the Code.

     2. No gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund solely in exchange for Acquiring Fund shares and the assumption by Acquiring Fund of the identified liabilities of Target Fund.

     3. No gain or loss will be recognized by Target Fund upon the transfer of its assets to Acquiring Fund in exchange for Acquiring Fund shares and the assumption by Acquiring Fund of the identified liabilities of Target Fund, or upon the distribution (whether actual or constructive) of such Acquiring Fund shares to the shareholders of Target Fund in exchange for their Target Fund shares.

     4. The shareholders of Target Fund will recognize no gain or loss upon the exchange of their Target Fund shares for Acquiring Fund shares in liquidation of Target Fund.

Profit Value Fund
The Kenwood Growth & Income Fund
November 19, 2003
Page 2


     5. The aggregate tax basis of the Acquiring Fund shares received by each Target Fund shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Target Fund shares held by such shareholder immediately prior to the Reorganization, and the holding period of the Acquiring Fund shares received by each Target Fund shareholder will include the period during which the Target Fund shares exchanged therefor were held by such shareholder, provided the Target Fund shares were held as a capital asset on the date of the Reorganization.

     6. The tax basis of the assets of Target Fund acquired by Acquiring Fund will be the same as the tax basis of those assets to the Target Fund immediately prior to the Reorganization, and the holding period of the assets of Target Fund in the hands of Acquiring Fund will include the period during which those assets were held by Target Fund.

     The foregoing opinions are based on the Code as in effect on the date hereof and administrative and judicial interpretations of it. No assurance can be given that the Code will not change or that such interpretations will not be revised or amended adversely, possibly with retroactive effect. This opinion letter is delivered to you in satisfaction of the requirements of Section 8.6 of the Reorganization Agreement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 relating to the Reorganization and to use of our name and any reference to our firm in such Registration Statement or in the prospectus/proxy statement constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                            Very truly yours,

                                            /s/ SULLIVAN & WORCESTER LLP


                                            SULLIVAN & WORCESTER LLP